EXHIBIT 99.1

SMTP, Inc. Completes Acquisition of GraphicMail

NASHUA, NH, October 20, 2014 -- SMTP, Inc. (NASDAQ:SMTP), a global provider of cloud-based email services, today announced that it has completed the acquisition of GraphicMail, a European and South African based provider of integrated email solutions. GraphicMail extends SMTP’s portfolio of products to include campaign management, email templates, analytics and advanced email editing capabilities. GraphicMail has established relationships with distribution partners allowing it to provide local sales and service in over 14 different geographic regions globally and brings over 35,000 end-users. SMTP expects the acquisition will add scale to the business, accelerate revenue growth, provide significant long-term strategic benefits and will be immediately accretive to earnings. In connection with the acquisition, SMTP paid $5.1 million in cash and stock at the time of closing and will pay up to an additional $0.8 million in cash and stock pursuant to an earn-out provision which is primarily tied to achieving certain revenue levels in 2015.

For additional details about the acquisition, please review the company’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2014.

GraphicMail is the second acquisition closed by SMTP this year. In August, SMTP acquired SharpSpring, a marketing automation provider that offers a fully integrated CRM and call tracking functionality and competes with Hubspot and Marketo. The intent is that the GraphicMail acquisition will also provide global distribution for the company’s SharpSpring and SMTP relay products.

Further information on the acquisitions is available at http://investors.smtp.com/media/SMTP_Investor_Presentation_Sept2014.pdf.

About SMTP, Inc.

SMTP (NASDAQ: SMTP) is a leading provider of cloud-based email services offering solutions ranging from sophisticated marketing automation systems to cost-effective SMTP relay services. All of our services are built on our robust platform for email delivery, capable of scaling individual senders to hundreds of millions of emails per month. While we have industry-leading technology, we differentiate our offerings with our dedicated service and multi-lingual support. SMTP, Inc. is headquartered in Nashua NH, and can be found on the web at http://www.smtp.com.

To download SMTP’s investor relations app please visit Apple’s App Store for the iPhone and iPad or Google Play for Android mobile devices.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
P: 212-896-1249 / 212-896-1206
Email: jgoldberger@kcsa.com / rfink@kcsa.com